Exhibit 3.3

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

APRIA HEALTHCARE, INC.

Apria Healthcare, Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:

1. The name of the Corporation is Apria Healthcare, Inc. The Corporation was incorporated under the name “National Medical Homecare, Inc.” The original Certificate of Incorporation (as amended, the “Certificate of Incorporation”) of the Corporation was filed with the Secretary of State of the State of Delaware on March 30, 1984.

2. This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation and by the sole stockholder of the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of Delaware.

3. This Amended and Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation, as heretofore amended and supplemented.

4. The text of the Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

FIRST: The name of the corporation is Apria Healthcare, Inc.

SECOND: The address of its registered office in the State of Delaware is 160 Greentree Drive, Suite 101, in the City of Dover 19904, County of Kent. The name of its registered agent at such address is National Registered Agents, Inc.

THREE: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000) and the par value of each of such shares is One Cent ($.01) amounting in the aggregate to Ten Dollars ($10.00).

FIFTH: The board of directors is authorized to make, alter or repeal the by-laws of the corporation. Election of directors need not be by written ballot.

SIXTH.

1. To the fullest extent permitted by the Delaware General Corporation Law as the same now exists or may hereafter be amended, the Corporation shall indemnify, and advance expenses to, any person who is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Notwithstanding the preceding sentence, the Corporation shall not be required to indemnify any person in connection with a proceeding (or part thereof) commenced by such person if the commencement of such proceeding (or part thereof) was not authorized by the Board of Directors of the Corporation. The Corporation, by action of its Board of Directors, may provide indemnification or advance expenses to employees and agents of the Corporation or other persons only on such terms and conditions and to the extent determined by the Board of Directors in its sole and absolute discretion.

2. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article Sixth shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, contract, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

3. The Corporation shall have the power to purchase and maintain insurance to protect itself and any person who is or was a director, officer, employee or agent of the Corporation, or while a director, officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising, out of his status as such, whether or not the Corporation would have the power or the obligation to indemnify him against such liability under the Delaware General Corporation Law or the provisions of this Article Sixth.

4. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article Sixth shall, unless otherwise provided when authorized of ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such officer or director. The indemnification and advancement of expenses that may have been provided to an employee or agent of the Corporation by action of the Board of Directors, pursuant to the last sentence of Paragraph 1 of this Article Sixth, shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be an employee or agent of the Corporations and shall inure to the benefit of the heirs, executors and administrators of such a person, after the time such person has ceased to be an employee or agent of the Corporation, only on such terms and conditions and to the extent determined by the Board of Directors in its sole discretion.

SEVENTH. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or may hereafter be amended. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any amendment, modification or repeal of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be duly executed this July 1, 2010.

By:	/s/ Robert S. Holcombe
Name:	Robert S. Holcombe
Title:	Executive Vice-President,
General Counsel and Secretary

[Apria Healthcare, Inc.]